Exhibit 10.45

Dated 19 June 2014

MONTE CARLO 71 SHIPPING COMPANY LIMITED

as Borrower

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

and

ALPHA BANK A.E.

as Agent, Swap Bank and

Security Trustee

LOAN AGREEMENT

relating to a term loan facility of up to US$20,125,000 to

provide post-delivery finance in respect of the acquisition

of a Medium Range Tanker of approximately 50,000 metric tons deadweight with the name “ESHIPS TAWEELAH”

Watson, Farley & Williams

Index

Clause		Page

1	Interpretation	1
2	Facility	15
3	Position of the Lenders, the Swap Bank and the Majority Lenders	16
4	Drawdown	17
5	Interest	18
6	Interest Periods	20
7	Default Interest	21
8	Repayment and Prepayment	22
9	Conditions Precedent	24
10	Representations and Warranties	25
11	General Undertakings	29
12	Corporate Undertakings	33
13	Insurance	34
14	Ship Covenants	39
15	Security Cover	44
16	Payments and Calculations	45
17	Application of Receipts	47
18	Application of Earnings; Swap Payments	48
19	Events of Default	48
20	Fees and Expenses	53
21	Indemnities	55
22	No Set-Off or Tax Deduction	57
23	Illegality, etc.	59
24	Increased Costs	60
25	Set-Off	62
26	Transfers and Changes in Lending Offices	63
27	Variations and Waivers	66
28	Notices	67
29	Supplemental	69
30	Law and Jurisdiction	70
Schedule 1 Lenders and Commitments		72
Schedule 2 Drawdown Notice		73
Schedule 3 Condition Precedent Documents		74
Schedule 4 Transfer Certificate		77
Schedule 5 Mandatory Cost Formula		81
Schedule 6 Designation Notice		83
Schedule 7 Form of Compliance Certificate		84
Execution Pages		85

THIS AGREEMENT is made on 19 June 2014

BETWEEN

(1)	MONTE CARLO 71 SHIPPING COMPANY LIMITED, a corporation incorporated in in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Borrower”);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	ALPHA BANK A.E., acting through its office at 93 Akti Miaouli, 185 38, Piraeus, Greece, as Agent;

(4)	ALPHA BANK A.E., acting through its office at 93 Akti Miaouli, 185 38, Piraeus, Greece, as Security Trustee; and

(5)	ALPHA BANK A.E., acting through its office at 93 Akti Miaouli, 185 38, Piraeus, Greece, as Swap Bank.

BACKGROUND

(A)	The Lenders have agreed to make available to the Borrower, in one advance, a post- delivery term loan facility of up $20,125,000 for the purpose of financing part of the acquisition cost of the Ship (as defined below).

(B)	The Swap Bank may agree to enter into interest rate swap transactions with the Borrower from time to time to hedge the Borrower’s exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Bank have agreed to share pad passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

Subject to Clause 1.5, in this Agreement:

“Affected Lender” has the meaning given in Clause 5.7;

“Agency and Trust Deed” means the agency and trust deed dated the same date as this Agreement and made between the same parties as are parties to this Agreement;

“Agent” means Alpha Bank A.E., acting in such capacity through its office at 93 Akti Miaouli, 185 38 Piraeus, Greece, or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Agent or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

“Approved Broker” means each of H. Clarkson & Company Limited of London, England, Arrow Sale & Purchase (UK) Ltd. of London, England, Golden Destiny SA or any other reputable sale and purchase broker, approved and appointed by the Agent;

“Approved Charter” means the time charterparty dated 10 July 2013 (as may be amended, supplemented and/or novated from time to time) and made between the Borrower and the Approved Charterer for a term of at least 2 years at a gross daily charter hire rate of at least $ 16,000 in the Agreed Form;

“Approved Charter Assignment” means, in relation to an Approved Charter, an assignment of the rights of the Borrower under that Approved Charter and any guarantee in relation thereto to be executed by the Borrower in favour of the Security Trustee in the Agreed Form;

“Approved Charterer” means Emirates Ship Investment Company (ESHIPS) LLC of Abu Dhabi;

“Approved Flag” means the flag of the Republic of the Marshall Islands or such other flag as the Agent may in its sole and absolute discretion, approve as the flag on which the Ship is or, as the case may be, shall be registered;

“Approved Flag State” means the Republic of the Marshall Islands or any other country in which the Agent may, in its sole and absolute discretion, approve that the Ship is or, as the case may be, shall be registered;

“Approved Manager” means Central Mare Inc., a company incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as technical manager and Central Shipping Monaco SAM whose registered office is at Palais de la Scala, 1 Avenue Henry Dunant, Monaco MC 98000 as commercial manager or any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the commercial and/or technical manager of the Ship;

“Approved Manager’s Undertaking” means, a letter of undertaking including (inter alia) an assignment of the Approved Manager’s rights, title and interests in the Insurances, executed or, as the context may require, to be executed by each Approved Manager in favour of the Security Trustee in the Agreed Form agreeing certain matters in relation to the management of the Ship and subordinating the rights of that Approved Manager against the Ship and the Borrower to the rights of the Creditor Parties under the Finance Documents and, in the plural, means both of them;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	30 June 2014 (or such later date as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Balloon Instalment” has the meaning given in Clause 8.1(b);

“Bill of Sale” means a bill of sale in the Agreed Form pursuant to which title to and possession of the Ship is or, as the context may require, is to be transferred from the Seller to the Borrower;

“Borrower” means Monte Carlo 71 Shipping Company Limited, a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MR 96960, Republic of Marshall Islands;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Athens, Piraeus, and in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Charter” means any charter or other contract of employment or any consecutive voyage charter or contract of affreightment in respect of the Ship having a duration (or capable of exceeding or exceeding a duration) of at least 12 months;

“Charterparty Assignment” means a first priority assignment of the rights of the Borrower under the Charter executed or, as the context may require, to be executed by the Borrower in favour of the Security Trustee in the Agreed Form;

“CISADA” means the United States Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 as it applies to non-US persons;

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Compliance Certificate” means a certificate in the form set out in Schedule 7 (or in any other form which the Agent approves or reasonably requires) to be provided at the time and in the manner set out in Clauses 11.22;

“Confirmation” and “Early Termination Date” in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;

“Contractual Currency” has the meaning given in Clause 21.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Corporate Guarantee” means a corporate guarantee securing the obligations of the Borrower under this Agreement and the Finance Documents executed or, as the context may require, to be executed by the Corporate Guarantor in favour of the Security Trustee in the Agreed Form;

“Corporate Guarantor” means Top Ships Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Creditor Party” means the Agent, the Security Trustee, the Swap Bank or any Lender, whether as at the date of this Agreement or at any later time and, in the plural, means all of them;

“Delivery Date” means the date on which title to and possession of the Ship is transferred from the Seller to the Borrower pursuant to the Bill of Sale;

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrower pursuant to the Master Agreement with the Swap Bank which, at the time the Transaction is entered into, is also the Lender;

(b)	its purpose is the hedging all of or part of the Borrower’s exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

it is designated by the Borrower, by delivery by the Borrower to the Agent of a notice of designation in the form set out in Schedule 6, as a Designated Transaction for the purposes of the Finance Documents, and, in the plural, means all of them;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date requested by the Borrower for the Loan to be advanced, or (as the context requires) the date on which the Loan is actually borrowed;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b);

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the Borrower or the Security Trustee in the event of requisition of the Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Account” means an account in the name of the Borrower with the Agent in Athens designated “Monte Carlo 71 Shipping Company Limited - Earnings Account”, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent at the Agent’s sole discretion) which is designated by the Agent as the Earnings Account for the purposes of this Agreement;

“Earnings Account Pledge” means a pledge agreement creating security over the Earnings Account to be executed by the Borrower in favour of the Security Trustee in the Agreed Form;

“EJP Family” means, together, each of the following:

(a)	Mr. Evangelos J. Pistiolis;

(b)	all the lineal descendants in direct line of Mr. Evangelos J. Pistiolis;

(c)	a husband or wife, or former husband or wife, or widower or widow of any of the above persons;

(d)	the estates, trusts or legal representatives of which any of the above persons are the beneficiaries; and

(e)	each company (other than a member of the Group) legally or beneficially owned or (as the case may be) controlled by one or more of the persons or entities which would fall within paragraphs (a) to (d) of this definition, and each one of the above shall be referred to as “a member of the EJP Family”;

“Environmental Claim” means:

(f)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(g)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from the Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“FATCA” means Sections 1471 through 1474 of the Code and any regulations thereunder issued by the United States Treasury;

“FATCA Deduction” means a deduction or withholding from a payment under any Finance Document required by or under FATCA;

“FATCA Exempt Party” means a Creditor Party or a Security Party who is entitled under FATCA to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Creditor Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“Finance Documents” means, together:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Master Agreement;

(d)	the Master Agreement Assignment;

(e)	the Earnings Account Pledge;

(f)	the Corporate Guarantee;

(g)	the Shares Pledge;

(h)	the Mortgage;

(i)	the General Assignment;

(j)	the Approved Charter Assignment;

(k)	the Approved Manager’s Undertaking;

(l)	any Charterparty Assignment; and

(m)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, the Corporate Guarantor and the Approved Manager or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Bank under this Agreement or any of the other documents referred to in this definition and, in the singular, means any of them;

“Financial Indebtedness” means, in relation to a person (the “debtor”), any actual or contingent a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“GAAP” means generally accepted accounting principles in the United States of America;

“General Assignment” means a general assignment of the Earnings, the Insurances and any Requisition Compensation in the Agreed Form;

“Group” means, together, the Corporate Guarantor and its subsidiaries (whether direct or indirect and, including but not limited to, the Borrower) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“IACS” means the International Association of Classification Societies;

“Initial Market Value” means the Market Value of the Ship calculated in accordance with the valuations relative thereto referred to in paragraph 7 of Schedule 3, Part B;

“Insurances” means:

(a)	all policies and contracts of insurance or, as the case may be, reinsurance (if applicable), policies or contracts, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of the Ship, the Earnings or otherwise in relation to the Ship whether before, on or after the date of this Agreement; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

“Interest Period” means a period determined in accordance with Clause 6;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions MSC 104(73) and A.913(22), as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender” means a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) or its transferee, successor or assign;

“LIBOR” means, for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on the Screen Rate; or

(b)	if no rate is quoted on the Screen Rate, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Agent by each Reference Bank as the rate at which deposits in Dollars are offered to that Reference Bank by leading banks in the London Interbank Market at that Reference Bank’s request at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible exceeds $600,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before the Loan is made, Lenders the aggregate of whose Commitments total 66.66 per cent. of the Total Commitments; and

(b)	after the Loan is made, Lenders the aggregate of whose Contributions total 66.66 per cent. of the Loan;

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 5;

“Margin” means 3.75 per cent. per annum;

“Market Value” means the market value of the Ship determined from time to time in accordance with Clause 15.3;

“Master Agreement” means the master agreement (on the 2002 ISDA (Multicurrency-Crossborder) form) and the schedule collateral thereto in the Agreed Form dated the same date as this Agreement and entered into between the Borrower and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the said master agreement;

“Master Agreement Assignment” means an assignment of the Borrower’s rights under the Master Agreement executed or, as the context may require, to be executed by the Borrower in favour of the Security Trustee in the Agreed Form;

“Mortgage” means the first priority or, as the case may be, preferred ship mortgage on the Ship and, if required pursuant to the laws of the applicable Approved Flag State, a deed of covenant collateral thereto executed or, as the context may require, to be executed by the Borrower in favour of the Security Trustee in the Agreed Form;

“Negotiation Period” has the meaning given in Clause 5.10;

“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

“Payment Currency” has the meaning given in Clause 21.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(g);

(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith by appropriate steps; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;]

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Reference Bank” means, subject to Clause 26.16, the Athens branch of Alpha Bank A.E. and any of its respective successors;

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council;

(b)	imposed by CISADA; or

(c)	otherwise imposed by any law or regulation by which the Borrower is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of the Borrower and for which a waiver or suspension has not been obtained;

“Screen Rate” means the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the

Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of a plaintiff under an action in rem in which the vessel has been arrested or a writ has been issued or similar step taken; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Corporate Guarantor, each Approved Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents” and, in the plural, means all of them;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and

(d)	the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means Alpha Bank A.E., acting in such capacity through its office at 93 Akti Miaouli, 185 38 Piraeus, Greece, or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Seller” means Million Hope Maritime SA a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Servicing Bank” means the Agent or the Security Trustee;

“Shares Pledge” means a first priority pledge of the share capital of the Borrower executed or, as the context may require, to be executed by the Corporate Guarantor in favour of the Security Trustee, to be in the Agreed Form;

“Ship” means a Medium Range Tanker of approximately 50,000 metric tons deadweight currently registered in the ownership of the Seller under the Marshall Islands flag with the name “ESHIPS TAWEELAH” which is to be acquired and registered in the ownership of the Borrower under an Approved Flag with the same name;

“SMC” means a safety management certificate issued in respect of the Ship in accordance with Rule 13 of the ISM Code;

“Swap Bank” means Alpha Bank A.E., acting in such capacity through its office at 93 Akti Miaouli, 185 38 Piraeus, Greece;

“Swap Exposure” means, as at any relevant date, the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Bank under (and calculated in accordance with Section 6(e) (Payments on Early Termination) the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions;

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full or part consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 30 days from the date of such occurrence redelivered to the Borrower’s full control;

(c)	any condemnation of the Ship by any tribunal or by any person or persons claiming to be a tribunal; and

(d)	any arrest, capture, seizure, confiscation or detention of the Ship (including any hijacking, piracy or theft) unless it is within 1 month from the date of such occurrence redelivered to the Borrower’s full control;

“Total Loss Date” means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Transaction” has the meaning given to it in the Master Agreement;

“Transfer Certificate” has the meaning given in Clause 26.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed; and

“US Tax Obligor” means:

(a)	Borrower, if it is resident for tax purposes in the United States of America, or

(b)	Borrower or any Security Party some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

1.2	Construction of certain terms

In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any individual, any partnership, any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy” means, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of “month”

A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”

A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of 5; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of 5; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation

In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility

Subject to the other provisions of this Agreement the Lenders shall make available to the Borrower a post-delivery term loan facility of up to $20,125,000, in one advance, for the purpose of financing part of the acquisition cost of the Ship.

2.2	Lenders’ participations in Loan

Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan

The Borrower undertakes with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS, THE SWAP BANK AND THE MAJORITY LENDERS

3.1	Interests of Lenders and Swap Bank several

The rights of the Lenders and the Swap Bank under this Agreement and the Master Agreement are several; accordingly:

(a)	each Lender shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement; and

(b)	the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under the Master Agreement,

without joining the Agent, the Security Trustee, any other Lender and the Swap Bank as additional parties in the proceedings.

3.2	Proceedings by individual Lender or Swap Bank

However, without the prior consent of the Majority Lenders, no Lender nor the Swap Bank may bring proceedings in respect of:

(a)	any other liability or obligation of either Borrower or a Security Party under or connected with a Finance Document; or

(b)	any misrepresentation or breach of warranty by either Borrower or a Security Party in or connected with a Finance Document.

3.3	Obligations several

The obligations of the Lenders and the Swap Bank under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender or the Swap Bank to perform its obligations under this Agreement or of the Swap Bank to perform its obligations under the Master Agreement shall not result in:

(a)	the obligations of the other Lenders or (as the case may be) the Swap Bank being increased; nor

(b)	either Borrower, any Security Party or any other Creditor Party being discharged (in whole or in part) from its obligations under any Finance Document or under the Master Agreement,

and in no circumstances shall a Lender or the Swap Bank have any responsibility for a failure of another Lender or the Swap Bank to perform its obligations under this Agreement or the Master Agreement.

3.4	Parties bound by certain actions of Majority Lenders

Every Lender, the Swap Bank, each Borrower and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;

(b)	any instruction or authorisation given by the Majority Lenders to the Agent or the Security Trustee under or in connection with any Finance Document (subject always to Clause 27.2);

(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5	Reliance on action of Agent

However, the Borrower and each Security Party:

(a)	shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6	Construction

In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4	DRAWDOWN

4.1	Request for Loan

Subject to the following conditions, the Borrower may request the Loan to be advanced by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Athens time) 3 Business Days prior to the intended Drawdown Date or such other shorter period as the Agent may agree.

4.2	Availability

The conditions referred to in Clause 4.1 are that:

(a)	the Drawdown Date has to be a Business Day during the Availability Period;

(b)	the Loan shall be made available in one advance and shall not exceed the amount of $20,125,000;

(c)	if the amount of the Loan actually drawn down by the Borrower pursuant to this Agreement is less than $20,125,000 the undrawn portion of the Loan (and an equal amount of the Total Commitments), shall be automatically cancelled as at the Drawdown Date; and

(d)	the aggregate amount of the Loan shall not exceed the Total Commitments;

4.3	Notification to Lenders of receipt of the Drawdown Notice

The Agent shall promptly notify the Lenders that it has received the Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Loan and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Loan; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable

The Drawdown Notice must be duly signed by a director or an authorised representative of the Borrower; and once served, it cannot be revoked without the prior consent of the Agent, acting on the authorisation of the Majority Lenders.

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on the Drawdown Date under Clause 2.2.

4.6	Disbursement of the Loan

Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice and the Borrower hereby unconditionally and irrevocably authorises the Agent to make such payment on its behalf; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of the Loan to third party

The payment by the Agent under Clause 4.6 shall constitute the borrowing of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

5	INTEREST

5.1	Payment of normal interest

Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2	Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of (i) the Margin, (ii) the Mandatory Cost (if any) and (iii) LIBOR for that Interest Period subject to Clause 5.6 and 5.7.

5.3	Payment of accrued interest

In the case of an Interest Period longer than 3 months, (subject to the prior agreement of the Agent in accordance with Clause 6.2(c)) accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest The

Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Bank to quote

The Reference Bank shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement unless the Reference Bank ceases to be a Lender pursuant to Clause 26.16.

5.6	Absence of quotations by Reference Bank

If any Reference Bank fails to supply a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption

The following provisions of this Clause 5 apply if:

(a)	no screen rate is quoted in the Screen Rate available for an Interest Period and the Reference Bank does not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least 1 Business Day before the start of an Interest Period, a Lender may notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to that Lender of funding its respective Contribution (or any part of it) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption

The Agent shall promptly notify the Borrower and each of the Lenders and the Swap Bank stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown

If the Agent’s notice under Clause 5.8 is served before Loan is drawn:

(a)	in a case falling within Clauses 5.7(a) or (b), the Lenders’ obligations to make available the Loan;

(b)	in a case falling within Clause 5.7(c), the Affected Lender’s obligation to participate in the Loan,

shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.10	Negotiation of alternative rate of interest

If the Agent’s notice under Clause 5.8 is served after the Loan is made available, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11	Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders concerned or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and the Mandatory Cost (if any); and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13	Notice of prepayment

If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 15 Business Days’ notice of its intention to prepay the Loan at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments

A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

5.15	Application of prepayment

The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods

The first Interest Period applicable to the Loan shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods

Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	1, 3 or 6 months as notified by the Borrower to the Agent not later than 11.00 a.m. (Athens time) 3 Business Days before the commencement of the Interest Period; or

(b)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or

(c)	such other period as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower.

6.3	Duration of Interest Periods for Repayment Instalments

In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected

If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (Athens time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts

The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2.5 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest

The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)	the aggregate of the Margin and the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates

The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest

Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreement

For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which Section 9(h) (Interest and Compensation) of the Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of Repayment Instalments

The Borrower shall repay the Loan by:

(a)	20 consecutive semi-annual instalments in an amount of $706,000 each (the “Repayment Instalments” and each a “Repayment Instalment”); and

(b)	a balloon instalment of $6,005,000 (the “Balloon Instalment”).

8.2	Repayment Dates

The first Repayment Instalment shall be repaid on 28 November 2014 and each subsequent Repayment Instalment shall be repaid at six-monthly intervals thereafter and the last Repayment Instalment, together with the Balloon Instalment, shall be repaid on or before 28 May 2024.

8.3	Final Repayment Date

On the final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment

Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period applicable thereto without penalty or premium pursuant to Clause 8.9.

8.5	Conditions for voluntary prepayment

The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $400,000 or a higher integral multiple thereof (or any other amount acceptable to Agent in its sole discretion);

(b)	the Agent has received from the Borrower at least 10 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)	the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with; and

(d)	the Borrower has complied with Clause 8.12 on or prior to the date of prepayment.

8.6	Effect of notice of prepayment

A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment

The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).

8.8	Mandatory prepayment

The Borrower shall be obliged to prepay the whole of the Loan:

(a)	if the Ship is sold, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)	if the Ship becomes a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

8.9	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.10	Application of partial prepayment

Each partial prepayment shall be applied first against the Balloon Instalment and thereafter against the then outstanding Repayment Instalments payable pursuant to Clause 8.1 in inverse order of maturity.

8.11	No reborrowing

No amount prepaid may be reborrowed.

8.12	Unwinding of Designated Transactions under the Master Agreement

On or prior to any repayment or prepayment of the Loan (or any part thereof) under this Clause 8 or any other provision of this Agreement, the Borrower shall:

(a)	wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1; or

(b)	provide the Agent with additional security in all respects acceptable to the Agent to secure the amount determined by the Agent to be equal to the difference between the notional principal amount of the continuing Designated Transactions and the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

8.13	Prepayment of Swap Benefit

Upon the occurrence of an Event of Default if a Designated Transaction is terminated in circumstances where the Swap Bank would be obliged to pay an amount to the Borrower under the Master Agreement, the Borrower hereby agrees that such payment shall be applied in prepayment of the Loan in accordance with the provisions of Clause 8.10 and authorise the Swap Bank to pay such amount to the Agent for such purpose.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default

Each Lender’s obligation to contribute to the Loan is subject to the following conditions precedent:

(a)	that, on or before the date of this Agreement, the Agent receives:

(i)	the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(ii)	payment of the arrangement fee payable pursuant to Clause 20.1;

(iii)	payment in full of any expenses payable pursuant to Clause 20.2 which are due and payable on the date of this Agreement;

(b)	that, on or before the Drawdown Date, the Agent receives:

(i)	the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers; and

(ii)	payment of any expenses payable pursuant to Clause 20.2 which are due and payable on the Drawdown Date;

(c)	that both at the date of the Drawdown Notice and at the Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Loan;

(ii)	the representations and warranties in Clause 10 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and

(iv)	there has been no material adverse change in the financial condition, state of affairs or prospects of the Borrower, the Corporate Guarantor or any other Security Party in the light of which the Agent considers that there is a significant risk that the Borrower, the Corporate Guarantor or any other Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents to which it is a party as they fall due;

(d)	that, if the ratio set out in Clause 15.1 were applied immediately following the borrowing of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause;

(e)	evidence that the Borrower is in compliance with the minimum liquidity requirements pursuant to and compliance with Clause 11.20; and

(f)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2	Waiver of conditions precedent

If the Majority Lenders, at their discretion, permit the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General

The Borrower represents and warrants to each Creditor Party as follows.

10.2	Status

The Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of the Marshall Islands.

10.3	Share capital and ownership

The Borrower has an authorised share capital of $500 registered and/or bearer shares of no par value, all of which shares have been issued in registered form, fully paid, and the legal title and beneficial ownership of all of those shares is held by the Corporate Guarantor, free of any Security Interest.

10.4	Corporate power

The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Approved Charter, to purchase and pay for the Ship pursuant to the Bill of Sale and register the Ship in its name under the Approved Flag;

(b)	to execute the Finance Documents; and

(c)	to borrow under this Agreement, to enter into the Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is a party.

10.5	Consents in force

All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests

The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests

Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts

The execution by the Borrower of each Finance Document to which it is a party and the Approved Charter, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party and the Approved Charter will not involve or lead to a contravention of:

(a)	any law or regulation of any Pertinent Jurisdiction or, to its knowledge, of any other jurisdiction; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.9	No withholding taxes

All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default

No Event of Default or Potential Event of Default has occurred.

10.11	Information

All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited accounts and financial statements which have been so provided satisfied the requirements of Clause 11.7 and are true, correct and not misleading and present fairly and accurately the financial position of the Borrower, the Corporate Guarantor and the Group (as the case may be); and there has been no material adverse change in the financial position or state of affairs of the Borrower, the Corporate Guarantor or the Group from that disclosed in the latest of those accounts.

10.12	No litigation

No legal or administrative action involving the Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken.

10.13	Compliance with certain undertakings

At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.9 and 11.13.

10.14	Taxes paid

The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship.

10.15	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Managers and the Ship have been complied with.

10.16	No money laundering

Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council of the European Union of 26 October 2005) and comparable United States Federal and state laws. The Borrower shall further submit any documents and declarations on request, if such documents or declarations are required by any Creditor Party to comply with its domestic money laundering and/or legal identification requirements.

10.17	No immunity

Neither the Borrower, nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit attachment prior to judgement, execution or other enforcement).

10.18	Repetition

The representations and warranties in this Clause 10 shall be deemed to be repeated by the Borrower:

(a)	on the date of service of the Drawdown Notice;

(b)	on the Drawdown Date; and

(c)	with the exception of Clauses 10.9, 10.10, 10.11 and 10.12, on the first day of each Interest Period and on the date of any Compliance Certificate issued pursuant to Clause 11.20,

as if made with reference to the facts and circumstances existing on each such day.

10.19	Validity and completeness of the Approved Charter

The Approved Charter constitutes valid, binding and enforceable obligations of the parties thereto in accordance with its terms and:

(a)	the copy of the Approved Charter delivered to the Agent before the date of this Agreement is a true and complete copy; and

(b)	no amendments or additions to the Approved Charter have been agreed nor has the Borrower or the Approved Charterer waived any of their respective rights thereunder.

10.20	No rebates etc.

There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment to the Borrower, the Seller or a third party in connection with the purchase of the Ship, other than as disclosed to the Agent in writing on or prior to the date of this Agreement.

10.21	Sanctions

As regards Sanctions:

(a)	The Borrower is not a Prohibited Person or is it owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and nor does it own or control a Prohibited Person; and

(b)	no proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanction.

10.22	FATCA

Neither the Borrower nor any Security Party is a FATCA FFI or a US Tax Obligor.

11	GENERAL UNDERTAKINGS

11.1	General

The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge

The Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in the Ship, the Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests;

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future (including, but not limited to, the Borrower’s rights against the Swap Bank under the Master Agreement or all or any part of the Borrower’s interest in any amount payable to it by the Swap Bank under the Master Agreement); and

(c)	procure that its liabilities under the Finance Documents to which it is party do and will rank at least pad passu with all other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets

The Borrower will not sell, transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets (including, without limitation, the Ship), whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.;

but paragraph (a) does not apply to any charter of the Ship as to which Clause 14.13 applies.

11.4	No other liabilities or obligations to be incurred

The Borrower will not incur any liability or obligation except:

(a)	liabilities and obligations under the Finance Documents to which it is a party and/or the Approved Charter;

(b)	liabilities or obligations reasonably incurred in the ordinary course of operating and chartering the Ship; and

(c)	in respect of Designated Transactions under the Master Agreement.

11.5	Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements

The Borrower will send or procure that these are sent to the Agent:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrower (commencing with the year ending on 31 December 2014), the annual audited individual accounts of the Borrower for that financial year;

(b)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Corporate Guarantor (commencing with the financial year ending on 31 December 2013) the annual audited consolidated accounts of the Group for that Financial Year;

(c)	promptly after each request by the Agent, such further financial or other information in respect of the Borrower, the Ship, the Corporate Guarantor, the other Security Parties and any other member of the Group (including, without limitation, any information regarding any sale and purchase agreements, investment brochures, charter agreements and shipbuilding contracts) which may be requested by the Agent from time to time.

11.7	Form of financial statements

All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and GAAP consistently applied and, in the case of any audited financial accounts, be prepared by an approved auditor;

(b)	give a true and fair view of the state of affairs of the Borrower, the Corporate Guarantor or, as the case may be, the Group at the date of those financial statements and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower, the Corporate Guarantor or, as the case may be, the Group.

11.8	Shareholder and creditor notices and press releases

The Borrower will send the Agent, upon the request of the Agent, copies of all communications which are dispatched to the Borrower’s shareholders or creditors or any class of them and copies of any relevant press releases issued by the Borrower or any other Security Party.

11.9	Consents

The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document to which it is or, as the case may be, will be a party and/or the Approved Charter;

(b)	for the validity or enforceability of any Finance Document to which it is or, as the case may be, will be a party and/or the Approved Charter; and

(c)	for the Borrower to continue to own and operate the Ship,

and the Borrower will comply with the terms of all such consents.

11.10	Maintenance of Security Interests

The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation

The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, the Ship, the Group, any Security Party, the Approved Manager, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12	Approved Charter

The Borrower will not agree to any amendment or supplement to, or waive or fail to enforce, the Approved Charter or, as the case may be, a Charter or any of its provisions.

11.13	Principal place of business

The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at Clause 28.2; and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than the Principate of Monaco or Greece.

11.14	Confirmation of no default

The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an authorised representative or director of the Borrower and which states that:

(a)	no Event of Default or Potential Event of Default has occurred; or

(b)	no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

11.15	Notification of default

The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default; or

(b)	any matter which indicates that an Event of Default may have occurred;

and will keep the Agent fully up-to-date with all developments.

11.16	Ownership

The Borrower shall procure that there is no change in the legal ownership of its shares throughout the Security Period.

11.17	Provision of further information

The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to the Borrower, the Ship, the Earnings or the Insurances (including but not limited to any sales or purchases of any vessels owned by any member of the Group, the incurrence of Financial Indebtedness by any members of the Group, the refinancing or restructuring of any loan or credit facilities to which any members of the Group are a party and details of the employment of the vessels owned a member of the Group); or

(b)	to any other matter relevant to, or to any provision of, a Finance Document or the Master Agreement,

which may be requested by the Agent, the Security Trustee, the Swap Bank or any Lender at any time.

11.18	Provision of copies and translation of documents

The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent or have them notarised and/or legalised by a competent authority.

11.19	“Know your customer” checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.20	Minimum Liquidity

The Borrower undertakes with the Agent that at all times during the Security Period it shall maintain in the Earnings Account credit balances of not less than $1,000,000.

11.21	Compliance Check

Compliance with the undertakings contained in Clause 11.20 and Clause 15.1 shall be determined 10 Business Days after the last date of each financial year of the Borrower, being the date on which the Borrower shall deliver to the Agent a Compliance Certificate demonstrating (inter alia) their compliance (or not, as the case may be) with the provisions of such Clauses duly signed by the chief financial officer of the Corporate Guarantor.

11.22	Sanctions

(a)	The Borrower undertakes to ensure, or as the case may be, to procure that it:

(i)	is not a Prohibited Person;

(ii)	is not owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person; and

(iii)	does not own or control a Prohibited Person; and

(b)	no proceeds of the Loan or any part of it shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

11.23	Application of FATCA

The Borrower shall not become a FATCA FFI or a US Tax Obligor, and shall procure that each Security Party shall not become a FATCA FFI or a US Tax Obligor.

12	CORPORATE UNDERTAKINGS

12.1	General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.

12.2	Maintenance of status

The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.

12.3	Negative undertakings

The Borrower will not:

(a)	change the nature of its business; or

(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital; or

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length;

(d)	open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purposes of the Finance Documents;

(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(f)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative other than the Designated Transactions under the Master Agreement; or

(g)	enter into any form of amalgamation, merger or de-merger, acquisition, divesture, split-up or any form of reconstruction or reorganisation.

13	INSURANCE

13.1	General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.

13.2	Maintenance of obligatory insurances

The Borrower shall keep the Ship insured at the expense of the Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the Borrower to insure and which are specified by the Security Trustee by notice to the Borrower.

13.3	Terms of obligatory insurances

The Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) 120 per cent. of the Loan and the Swap Exposure and (ii) the Market Value of the Ship (determined in accordance with Clause 15.3); and

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the Ship’s full tonnage;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:

(a)	subject always to paragraph (b), name the Borrower as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between the Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(f)	provide that the Security Trustee may make proof of loss if the Borrower fails to do so.

13.5	Renewal of obligatory insurances

The Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee’s approval to the matters referred to in paragraph (i);

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking

The Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry

The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

13.8	Deposit of original policies

The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums

The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees

The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Restrictions on employment

The Borrower shall not employ the Ship, nor permit her to be employed, outside the cover provided by any obligatory insurances.

13.12	Compliance with terms of insurances

The Borrower shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	the Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;

(c)	the Borrower shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation) and, if applicable, shall procure that the Approved Manager complies with this requirement; and

(d)	the Borrower shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.13	Alteration to terms of insurances

The Borrower shall neither make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.14	Settlement of claims

The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances and shall do all things necessary to ensure such collection or recovery is made.

13.15	Provision of copies of communications

The Borrower shall provide the Security Trustee, at the time of each such communication, copies of all written communications between the Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	the Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.16	Provision of information and further undertakings

In addition, the Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 or dealing with or considering any matters relating to any such insurances,

and the Borrower shall:

(i)	do all things necessary and provide the Agent and the Security Trustee with all documents and information to enable the Security Trustee to collect or recover any moneys in respect of the Insurances which are payable to the Security Trustee pursuant to the Finance Documents; and

(ii)	promptly provide the Agent with full information regarding any Major Casualty in consequence whereof the Ship has become or may become a Total Loss and agree to any settlement of such casualty or other accident or damage to the Ship only with the Agent’s prior written consent, and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.17	Mortgagee’s interest, marine insurance and additional perils insurance

The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest marine insurance and mortgagee’s additional perils insurance in the amount of not less than 110 per cent. of the Loan and (if required by the Security Trustee) the Swap Exposure, on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.18	Review of insurance requirements

The Agent shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Agent, significant and capable of affecting the Borrower, the Ship and its Insurances (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrower.

13.19	Modification of insurance requirements

The Agent shall notify the Borrower of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Agent reasonably consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 13 and shall bind the Borrower accordingly.

13.20	Compliance with mortgagee’s instructions

The Agent shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require the Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Agent until the Borrower implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.

14	SHIP COVENANTS

14.1	General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit in writing.

14.2	Ship’s name and registration

The Borrower shall keep the Ship registered in its name under the Approved Flag; shall not do or omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship.

14.3	Repair and classification

The Borrower shall, and shall procure that the Approved Manager shall, keep the Ship in a good and safe condition and state of repair, sea and cargo worthy in all respects:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class for vessels of the same type, age and specifications as the Ship with a first class classification society acceptable to the Agent, which is a member of IACS and acceptable to the Agent, free of outstanding or overdue recommendations and conditions of such classification society affecting the Ship’s class; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the relevant Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code or the ISPS Code.

14.4	Classification society undertaking

The Borrower shall instruct the classification society of the Ship referred to in Clause 14.3 (and procure that the classification society undertakes with the Security Trustee):

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records and any other related records held by the classification society in relation to the Ship;

(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from the Borrower or any person that the Ship’s classification society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship’s class under the rules or terms and conditions of the Borrower’s or the Ship’s membership of the classification society; and

(d)	following receipt of a written request from the Security Trustee:

(i)	to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if the Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.

14.5	Modification

The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.

14.6	Removal of parts

The Borrower shall not remove any material part of the Ship, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

14.7	Surveys

The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

14.8	Inspection

The Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections at the Borrower’s expense.

14.9	Prevention of and release from arrest

The Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc.

The Borrower shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower and the Approved Managers (including, but not limited to, the International Management Code for the Safe Operation of Ships and for Pollution Prevention);

(b)	not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless the prior written consent of the Security Trustee has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.11	Provision of information

The Borrower shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages; and

(e)	the Borrower’s, the Approved Managers’ or the Ship’s compliance with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current charter relating to the Ship and of any current charter guarantee, and copies of the Borrower’s or the Approved Manager’s Document of Compliance, Safety Management Certificate and ISSC.

14.12	Notification of certain events

The Borrower shall immediately notify the Security Trustee by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or its Earnings or any requisition of the Ship for hire;

(e)	any intended dry docking of the Ship;

(f)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, an Approved Manager or otherwise in connection with the Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or ISPS Code not being complied with,

and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. The Borrower shall not:

(a)	let the Ship on demise charter for any period;

(b)	other than the Approved Charter, enter into any time or consecutive voyage charter, in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)	enter into any charter in relation to the Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter the Ship otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(e)	appoint a manager of the Ship other than the Approved Managers or agree to any alteration to the terms of each Approved Manager’s appointment;

(f)	de-activate or lay up the Ship; or

(g)	put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $600,000 (or the equivalent in any other currency)

unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or its Earnings for the cost of such work or for any other reason.

14.14	Notice of Mortgage

The Borrower shall keep the Mortgage registered against the Ship as a valid first priority mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Trustee.

14.15	Sharing of Earnings

The Borrower shall not:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)	enter into any agreement or arrangement for the postponement of any date on which the Earnings are due; and

(c)	the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Borrower to the Earnings.

14.16	ISPS Code

The Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship and the company responsible for the Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for the Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14.17	Charterparty Assignment

(a)	If the Borrower enters into any Charter, it shall at the request of the Agent, execute in favour of the Security Trustee a Charterparty Assignment (such Charterparty Assignment to be notified to, acknowledged by, the relevant charterer and any charter guarantor); and

(b)	without limiting the generality of the above, if that Charter is a bareboat charter, procure that the bareboat charterer shall execute in favour of the Security Trustee an assignment of (inter alia) all its rights, title and interest in and to the Insurances in respect of the Ship effected either by the Borrower or by the bareboat charterer and a customary letter of undertaking in favour of the Security Trustee whereby (inter alia) the interests of the bareboat charterer under the bareboat charter are subordinated to the interests of the Security Trustee under the Finance Documents, each in the Agreed Form, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Schedule 3, Part A as the Agent may require.

15	SECURITY COVER

15.1	Minimum required security cover

Clause 15.2 applies if the Agent notifies the Borrower that:

(a)	the Market Value of the Ship; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15, is below 125 per cent. of the Loan and the Swap Exposure.

15.2	Provision of additional security; prepayment

If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall, within 1 month after the date on which the Agent’s notice is served (the “Prepayment Date”), prepay such part at least of the Loan as will eliminate the shortfall unless at least 1 Business Day before the Prepayment Date the Borrower has provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent, with the authorisation of the Majority Lenders, may approve or require.

15.3	Valuation of Ship

The Market Value of the Ship at any date is that shown by one valuation prepared:

(a)	as at a date not more than 30 days previously;

(b)	by an Approved Broker nominated and appointed by the Agent for this purpose;

(c)	with or without physical inspection of the Ship (as the Agent may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

15.4	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.5	Valuations binding

Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6	Provision of information

The Borrower shall promptly provide the Agent and the Approved Broker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or the Approved Broker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7	Frequency of valuations

The Borrower acknowledges and agrees that the Agent may commission valuation(s) of the Ship at least once annually and at such other times as the Agent may deem necessary.

15.8	Payment of valuation expenses

Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall at any time during the Security Period, the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.9	Application of prepayment

Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2(b).

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments

All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to the account of the Agent - with reference “Monte Carlo 71 Shipping Company Limited” (SWIFT address: CRBAGRAA), or to such other account/branch with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2	Payment on non-Business Day

If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments

All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties

Subject to Clauses 16.5, 16.6 and 16.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, the Swap Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Bank generally shall be distributed by the Agent to each Lender and the Swap Bank pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or the Swap Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or the Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or the Swap Bank to pay on demand.

16.6	Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or the Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or the Swap Bank until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to the Borrower or a Lender or the Swap Bank, without first having received that sum, the Borrower or (as the case may be) the Lender concerned or the Swap Bank shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt

Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10	Agent’s memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11	Accounts prima facie evidence

If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreement in the following proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents (in the case of the Master Agreement, in respect of any Transactions) other than those amounts referred to at (ii) and (iii) below (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under any of the Finance Documents (in the case of the Master Agreement, in respect of any Transactions and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section Section 9(h) (Interest and Compensation) of the Master Agreement (in respect of any Transactions) but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 17); and

(iii)	thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document (in the case of the Master Agreement, in respect of any Transaction) but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states that in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause; and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2	Variation of order of application

The Agent may, with the authorisation of the Majority Lenders, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application

The Agent may give notices under Clause 17.1(a) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overriden

This Clause 17 and any notice which the Agent gives under Clause 17.1(a) shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18	APPLICATION OF EARNINGS; SWAP PAYMENTS

18.1	Payment of Earnings and Swap Payments

The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period thereafter (and subject only to the provisions of the General Assignment):

(a)	all the Earnings of the Ship are paid to the Earnings Account; and

(b)	all payments by the Swap Bank to the Borrower under each Designated Transaction are paid to the Earnings Account.

18.2	Location of accounts

The Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Account; and

(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account.

18.3	Debits for fees, expenses etc.

The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

19	EVENTS OF DEFAULT

19.1	Events of Default

An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 11.9, 11.19, 11.20, 11.21, 12.2, 12.3, 14.2, 15.1 or 15.2; or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 7 days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)	any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress or any form of freezing order in respect of a sum of, or sums aggregating, $100,000 or more or the equivalent in another currency or currencies; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a country other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the reasonable opinion of the Majority Lenders, is material in the context of this Agreement; or

it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any official consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or the Approved Charter is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	it appears to the Majority Lenders that, without their prior consent, a change has occurred or probably has occurred after the date of this Agreement in the legal or the direct ownership of any of the shares in the Borrower or any other Security Party or in the control of the voting rights attaching to any of those shares; or

(l)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)	any of the following occurs in relation to the Master Agreement:

(i)	notice of an Early Termination Date is given by the Swap Bank under Section 6(a) of the Master Agreement; or

(ii)	a person entitled to do so gives notice of Early Termination Date under Section (b)(iv) of the Master Agreement; or

(iii)	an Event of Default (as defined in Section 14 of the Master Agreement) occurs; or

(iv)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Swap Bank; or

(o)	the Approved Charter is terminated or becomes invalid or unenforceable or otherwise ceases to be in full force and effect for any reason prior to its stated termination date; or

(p)	without the prior written consent of the Agent any member of the EJP Family (either directly and/or indirectly through companies beneficially owned by any members of the EJP Family and/or trusts of foundations of which any member of the EJP Family are beneficiaries) ceases to own in aggregate at least 15 per cent. of the share capital of the Corporate Guarantor;

(q)	without the prior written consent of the Agent, Mr Evangelos J. Pistiolis ceases to be the chief executive officer of the Corporate Guarantor;

(r)	without the prior written consent of the Agent, the shares of the Corporate Guarantor cease to be listed in the NASDAQ; or

(s)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of the Borrower, or the Corporate Guarantor; or

(ii)	any accident or other event involving the Ship or another vessel owned, chartered or operated by a Relevant Person; or

(iii)	the threat or commencement of legal or administrative action involving the Borrower, the Ship, either of the Approved Manager or any Security Party,

in the light of which the Majority Lenders consider that there is a significant risk that the Borrower, the Corporate Guarantor or any other Security Party is, or will later become, unable to discharge its or his liabilities under the Finance Documents as they fall due; or

19.2	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

(ii)	serve on the Borrower a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments

On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.

19.4	Acceleration of Loan

On the service of a notice under Clause 19.2(a)(ii), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice

The Agent may serve notices under Clauses 19.2(a)(i) or (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, the Security Trustee, the Swap Bank and each Security Party ‘a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7	Creditor Party’s rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or the Swap Bank under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 13.1.

19.8	Exclusion of Creditor Party liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9	Relevant Persons

In this Clause 19, a “Relevant Person” means the Borrower, the Security Parties, and any other members of the Group but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

19.10	Interpretation

In Clause 19.1(f), references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

19.11	Position of Swap Bank

Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.

20	FEES AND EXPENSES

20.1	Arrangement fee

The Borrower shall pay to the Agent on the date of this Agreement, a non-refundable arrangement fee of $150,937.50 (representing 0.75 per cent. of the Total Commitments) for distribution among the Lenders pro rata to their Commitments.

20.2	Costs of negotiation, preparation etc.

The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document (including, without limitation, out of pocket expenses, legal fees and any related VAT).

20.3	Costs of variations, amendments, enforcement etc.

The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment or supplement to be made;

(b)	any consent or waiver by the Lenders, the Swap Bank, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security;

(d)	where the Security Trustee, in its absolute opinion, considers that there has been a material change to the insurances in respect of the Ship, the review of the insurance of the Ship pursuant to Clause 13.18; and

(e)	the opinions of the independent insurance consultant referred to in paragraph 10 of Part D of Schedule 3; or

(f)	any step taken by the Creditor Party concerned with a view to the preservation, protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes

The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

20.5	Financial Services Authority fees

The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Lender concerned the amounts which the Agent from time to time notifies the Borrower that a Lender has notified the Agent to be necessary to compensate it for the cost attributable to its Contribution resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or by the Financial Services Authority (or other United Kingdom governmental authorities or agencies) of a requirement to pay fees to the Financial Services Authority calculated by reference to liabilities used to fund its Contribution.

20.6	Certification of amounts

A notice which is signed by a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (with a breakdown unless such amount relates to the expenses referred in Clause 20.3(f) and any other expenses incurred by a Creditor Party at any time after the occurrence of an Event of Default) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan

The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19,

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs

Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3	Environmental Indemnity

Without prejudice to its generality, Clause 21.4 covers any claims, demands, proceedings, liabilities, taxes, losses or expenses of every kind which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code or the ISPS Code.

21.4	Miscellaneous indemnities

The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.5	Currency indemnity

If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (Athens time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.6	Application to Master Agreement

For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of the Master Agreement shall apply.

21.7	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.8	Sums deemed due to a Lender

For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions

All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, counter-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for taxes

If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes

Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income

In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income or a FATCA Deduction.

22.5	Application to Master Agreement

For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

22.6	FATCA Information

(a)	Subject to paragraph (c) below, each party to a Finance Document shall, within ten Business Days of a reasonable request by another party to a Finance Document:

(i)	confirm to that other party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA; and

(iii)	supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a party to a Finance Document confirms to another party to a Finance Document pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Creditor Party to do anything, and paragraph (a)(iii) above shall not oblige any party to do anything, which would or might in its reasonable opinion constitute a breach of:

any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

22.7	FATCA Deduction and gross-up by Borrower

(a)	If Borrower or a Security Party is required to make a FATCA Deduction, such party shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)	If a FATCA Deduction is required to be made by Borrower or a Security Party, the amount of the payment due from such party shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)	Borrower shall promptly upon becoming aware that any party must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Creditor Party shall notify the Agent on becoming so aware in respect of a payment payable to that Creditor Party. If the Agent receives such notification from a Creditor Party it shall notify Borrower.

(d)	Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, Borrower or the Security Party making that FATCA Deduction or payment shall deliver to the Agent for the Creditor Party entitled to the payment evidence reasonably satisfactory to that Creditor Party that the FATCA Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant governmental or taxation authority.

22.8	FATCA Deduction by a Creditor Party

(a)	Each Creditor Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Creditor Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Creditor Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that party and the Agent.

(b)	If the Agent is required to make a FATCA Deduction in respect of a payment to a Creditor Party under Clause 16.4 (Distribution of payments to Creditor Parties) which relates to a payment by Borrower or a Security Party, the amount of the payment due from that party shall be increased to an amount which (after the Agent has made such FATCA Deduction), leaves the Agent with an amount equal to the payment which would have been made by the Agent if no FATCA Deduction had been required.

(c)	The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Creditor Party under Clause 16.4 (Distribution of payments to Creditor Parties) which relates to a payment by Borrower or a Security Party (or that there is any change in the rate or the basis of such a FATCA Deduction) notify Borrower and the relevant Creditor Party.

(d)	Borrower shall (within three Business Days of demand by the Agent) pay to a Creditor Party an amount equal to the loss, liability or cost which that Creditor Party determines will be or has been (directly or indirectly) suffered by that Creditor Party as a result of another Creditor Party making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

(e)	A Creditor Party making, or intending to make, a claim under paragraph (d) above shall promptly notify the Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Agent shall notify Borrower.

(f)	A Creditor Party must, on receiving a payment from Borrower or a Security Party under this Clause 22.8, notify the Agent.

23	ILLEGALITY, ETC

23.1	Illegality

This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification of illegality

The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment

On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

23.4	Mitigation

If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.1, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs

This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

24.2	Meaning of “increased cost”

In this Clause 24, “increased cost” means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 22.1 or by Clause 22 or an item arising directly out of the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates).

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3	Notification to Borrower of claim for increased costs

The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4	Payment of increased costs

The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5	Notice of prepayment

If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 14 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.6	Prepayment; termination of Commitment

A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

24.7	Application of prepayment

Clause 8 shall apply in relation to the prepayment made pursuant to this Clause 24.

24.8	Mitigation

If circumstances arise which would result in a notification under Clause 24.3 then, without in any way limiting the rights of the Notifying Lender under Clause 24.4, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution (subject to such financial institution being an affiliate of the Notifying Lender) approved by the Borrower (such approval not to be unreasonably withheld or delayed) not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its reasonable opinion, to do so would:

(a)	have an adverse effect on its business, operations or financial condition;

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or in consistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its reasonable satisfaction) or tax disadvantage.

25	SET-OFF

25.1	Application of credit balances

Each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender

For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest

This Clause 25 gives the Creditor Parties a contractual right of set-off only and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrower

The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender

Subject to Clause 26.4, a Lender (the “Transferor Lender”) may at any time, without needing the consent of the Borrower or any Security Party, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b); or

(d)	all or part of its credit risk under this Agreement and the other Finance Documents,

to be syndicated to or, (in the case of its rights) assigned, pledged or transferred to, or (in the case of its obligations) pledged or assumed by, any other bank or financial institution or a trust; fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

26.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee, each of the other Lenders and the Swap Bank;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

26.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate

Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document (other than the Master Agreement) is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents (other than the Master Agreement) are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents (other than the Master Agreement) which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents (other than the Master Agreement) which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document (other than the Master Agreement), the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days’ prior notice.

26.9	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates

The Borrower, the Security Trustee, each Lender and the Swap Bank irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11	Registration fee

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12	Sub-participation; subrogation assignment

A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents (other than the Master Agreement) without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13	Disclosure of information

A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document.

26.14	Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15	Notification

On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16	Replacement of Reference Bank

If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

26.17	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except	that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27	VARIATIONS AND WAIVERS

27.1	Variations, waivers etc. by Majority Lenders

Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Variations, waivers etc. requiring agreement of all Lenders

However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender and the Swap Bank”:

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(c)	an increase in any Lender’s Commitment;

(d)	a change to the definition of “Majority Lenders”;

(e)	a change to Clause 3 or this Clause 27;

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1	General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications

A notice by letter of fax shall be sent:

(a)	to the Borrower:	c/o the Technical Manager
1 Vassilisis Sofias &
Megalou Alexandrou Street
Marousi 151 24
Greece

Fax No: +30 210 8056441

Attn: the Chief Financial Officer

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may be) in the relevant Transfer Certificate.

(c)	to the Agent:	Shipping Division 93 Akti Miaouli 185 38 Piraeus Greece Fax No: +30 210 4290268

Attn: the Manager

(d)	to the Security Trustee:	Shipping Division
93 Akti Miaouli
185 38 Piraeus
Greece
Fax No: +30 210 4290268

Attn: the Manager

(e)	to the Swap Bank:	Shipping Division
93 Akti Miaouli
185 38 Piraeus
Greece

Fax No: +30 210 4290268

Attn: the Manager

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Bank and the Security Parties.

28.3	Effective date of notices

Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours

However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices

Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Electronic communication

Any communication to be made between the Agent and a Lender or the Swap Bank or the Borrower or any Security Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and, in the case of a communication to a Creditor Party, the relevant Creditor Party:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender or the Swap Bank will be effective only when actually received in readable form and, in the case of any electronic communication made by a Creditor Party to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.8	English language

Any notice under or in connection with a Finance Document shall be in English.

28.9	Meaning of “notice”

In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts

A Finance Document may be executed in any number of counterparts.

29.4	Third Party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30	LAW AND JURISDICTION

30.1	English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction

Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

30.3	Choice of forum for the exclusive benefit of the Creditor Parties

Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

30.4	Process agent

The Borrower irrevocably appoints Top Properties (London) Limited at its registered office for the time being, presently at 247 Gray’s Inn Road, WC1X 8QZ London, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

30.5	Creditor Party rights unaffected

Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings” and “Dispute”

In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment
		(US Dollars)

ALPHA BANK A.E.	93 Akti Miaouli 185 38 Piraeus Greece	20,125,000

SCHEDULE 2

DRAWDOWN NOTICE

To: [—]

Attention: [Loans Administration]

2014

1	We refer to the loan agreement (the “Loan Agreement”) dated June 2014 and made between ourselves, as Borrower, the Lenders referred to therein, and yourselves as Agent, Swap Bank and as Security Trustee in connection with a secured post-delivery term loan facility of up to US$20,125,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:

(a)	Amount: US$[—];

(b)	Drawdown Date: [—];

(c)	Duration of the first Interest Period shall be [—] months; and

(d)	Payment instructions: account of [—] and numbered [—] with [—] of [—].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

[Name of Signatory]

for and on behalf of
MONTE CARLO 71 SHIPPING
COMPANY LIMITED

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a).

1	A duly executed original of:

(a)	this Agreement;

(b)	the Master Agreement;

(c)	the Master Agreement Assignment;

(d)	the Corporate Guarantee;

(e)	the Earnings Account Pledge;

(f)	the Shares Pledge; and

(g)	the Agency and Trust Agreement,

and of each document required to be delivered pursuant thereto.

2	Copies of the certificate of incorporation and constitutional documents of the Borrower, the Corporate Guarantor and any other Security Party and any company registration documents in respect of the Borrower and any Security Party (including, without limitation, any corporate register excerpts) required by the Agent.

3	Copies of resolutions of the shareholders and directors of the Borrower and each Security Party authorising the execution of each of the Finance Documents to which each is a party and, in the case of the Borrower, authorising named officers and attorneys in fact to give the Drawdown Notice and other notices under this Agreement and, ratifying the execution of the Bill of Sale.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower, the Corporate Guarantor or any other Security Party.

5	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Account.

6	Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment.

7	All documents required by the Agent in respect of the Borrower, the Corporate Guarantor and any other Security Parties to satisfy the Lenders’ “know your customer” requirements.

8	Copies of all consents which the Borrower or any other Security Party requires to enter into, or make any payment under any Finance Document.

9	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Republic of the Marshall Islands and such other relevant jurisdictions as the Agent may require.

10	Copies of the Approved Charter and of all documents signed or issued by the Borrower and the Approved Charterer under or in connection with it.

11	Evidence that the fees payable to the Agent pursuant to Clause 20.1 have been paid by the Borrower.

12	Such documentary evidence as the Agent and its legal advisers may reasonably require in relation to the due authorisation and execution of the Approved Charterer of the Approved Charter and of all documents to be executed by the Approved Charterer thereunder.

13	If the Agent ender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(d).

1	A duly executed original of each of, the Mortgage, the General Assignment, the Approved Charter Assignment (and of each document to be delivered pursuant to each of them).

2	Documentary evidence that:

(a)	the Ship has been unconditionally delivered by the Seller, and accepted by, the Borrower, and the full contract price payable by the Borrower (in addition to the part, if any, to be financed by the Loan) has been duly paid together with a copy of each of the documents delivered by the Seller to the Borrower (including but not limited to, the bill of sale, the commercial invoice and the protocol of delivery and acceptance);

(b)	the Ship is provisionally, or as the case may be, permanently registered in the name of the Borrower under an Approved Flag;

(c)	the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

(d)	the Ship maintains the highest class with a classification society which is a member of IACS as the Agent may approve free of all recommendations and conditions of such classification society;

(e)	the Mortgage has been duly registered or recorded against the Ship as a valid first preferred or, as the case may be, priority ship mortgage in accordance with the laws of the applicable Approved Flag State; and

(f)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

3	Documents establishing that the Ship will, as from the Drawdown Date, be managed by each Approved Manager on terms acceptable to the Lender, together with:

(a)	each Approved Manager’s Letter of Undertaking duly executed by the relevant Approved Manager; and

(b)	copies of the Technical Manager’s Document of Compliance and of the Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Agent may requires).

4	One valuation of the Ship, addressed to the Agent, stated to be for the purposes of this Agreement and dated not earlier than 30 days before the Delivery Date and prepared in accordance with Clause 15.3 which shows an average value for the Ship acceptable to the Agent.

5	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the law of the Marshall Islands or the Approved Flag State on which the Ship is registered and such other relevant jurisdictions as the Agent may require.

6	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Ship as the Agent may require.

7	Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment.

8	Evidence satisfactory to the Agent that the Borrower has complied with its obligations under pursuant to Clause 11.20.

9	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each of the documents specified in paragraphs 2, 3, 5 and 6 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower.

SCHEDULE 4

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	[Name of Agent] for itself and for and on behalf of the Borrower, [each Security Party], [, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

[—]

1	This Certificate relates to a Loan Agreement (the “Loan Agreement”) dated [—] and made between (1) (the “Borrower”), (2) the banks and financial institutions named therein, (3) [—] as Agent, Swap Bank and (4) [—] as Security Trustee for a loan facility of up to US$[—].

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

“Relevant Parties” means the Agent, the Borrower, [each Security Party], the Security Trustee and each Lender and the Swap Bank;

“Transferor” means [full name] of [lending office]; and

“Transferee” means [full name] of [lending office].

3	The effective date of this Certificate is [—] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document (other than the Master Agreement) in relation to [—] per cent. of its Contribution, which percentage represents $[—].

5	By virtue of this Transfer Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[—]] [from [—] per cent. of its Commitment, which percentage represents $[—]] and the Transferee acquires a Commitment of $[—].

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents (other than the Master Agreement) which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each other Finance Document;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee or any Lender or the Swap Bank in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective,

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents; and

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or Security Party under the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party

[Name of Agent]

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note:	This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULES

MANDATORY COST FORMULA

1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the Loan made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent. per annum
300

Where:

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Bank to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	If requested by the Agent, the Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by the Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Reference Bank as being the average of the Fee Tariffs applicable to the Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Reference Bank.

7	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8	The rates of charge of the Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or the Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

The Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 6

DESIGNATION NOTICE

Alpha Bank A.E.

93 Akti Miaouli

185 38 Piraeus

Greece

[0] 2014

Dear Sirs

Loan Agreement dated [—] June 2014 made between (i) ourselves as Borrower, (ii) the Lenders, and (iii) yourselves as Swap Bank, Agent and Security Trustee (the “Loan Agreement”).

Words and expressions defined in the Loan Agreement shall be used in this Designation Notice. We refer to:-

1	The Loan Agreement;

2	the Master Agreement dated [—] June 2014 made between ourselves and the Swap Bank; and

3	a Confirmation delivered pursuant to the said Master Agreement dated [—] 2014 and addressed by the Swap Bank to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully,

MONTE CARLO 71 SHIPPING COMPANY LIMITED

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	Alpha Bank A.E.

93 Akti Miaouli

185 38 Piraeus

Greece

[—]	201[—]

Dear Sirs,

We refer to a loan agreement dated [—] June 2014 (the “Loan Agreement”) made between (amongst others) yourselves and ourselves in relation to a term loan facility of up to $20,125,000.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.

The Borrowers represent that no Event of Default or Potential Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]]. In addition as of [—], the Borrowers confirm compliance with the minimum liquidity requirements set out in Clause 11.20 of the Loan Agreement and the security cover ratio set out in Clause 15.1 of the Loan Agreement on the date of this certificate

We now certify that, as at [—]:

(a)	the security cover ratio is 125 per cent or above; and

(b)	the average credit balances standing to the credit of the accounts pursuant to and in compliance with Clause 11.20 is $1,000,000 or above.

This certificate shall be governed by, and construed in accordance with, English law.

for and on behalf of MONTE CARLO 71 SHIPPING COMPANY LIMITED

EXECUTION PAGES

BORROWER

SIGNED by	)
/s/ Andreas Louka	)	NADINE AKLEFI
for and on behalf of	)	Solicitor
MONTE CARLO 71)		Watson, Farley & Williams
SHIPPPING COMPANY LIMITED	)	348 Syngrou Avenue
in the presence of:	)

LENDER

SIGNED by	)
/s/ Konstantinos Flokos /s/ Christina Aroni	)
for and on behalf of	)	WATSON FARLEY & WILLAMS
ALPHA BANK A.E.	)	348 Syngrou Avenue
in the presence of	)	Kallithea 176-74
/s/ Jessica Lever		Athens, Greece
SWAP BANK		TRAINEE SOLICITOR

SIGNED by	)
/s/ Konstantinos Flokos /s/ Christina Aroni	)
for and on behalf of	)	WATSON FARLEY & WILLAMS
ALPHA BANK A.E.	)	348 Syngrou Avenue
in the presence of	)	Kallithea 176-74
/s/ Jessica Lever		Athens, Greece
AGENT		TRAINEE SOLICITOR

SIGNED by	)
/s/ Konstantinos Flokos /s/ Christina Aroni	)
for and on behalf of	)	WATSON FARLEY & WILLAMS
ALPHA BANK A.E.	)	348 Syngrou Avenue
in the presence of	)	Kallithea 176-74
/s/ Jessica Lever		Athens, Greece
SECURITY TRUSTEE		TRAINEE SOLICITOR

SIGNED by	)
/s/ Konstantinos Flokos /s/ Christina Aroni	)
for and on behalf of	)	WATSON FARLEY & WILLAMS
ALPHA BANK A.E.	)	348 Syngrou Avenue
in the presence of	)	Kallithea 176-74
/s/ Jessica Lever		Athens, Greece
TRAINEE SOLICITOR